Exhibit 99.1

Famous Dave’s of America, Inc. Accelerates Refranchising Strategy

MINNEAPOLIS, May 2, 2017 – Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced its plans to focus solely on its franchisees and, as a result, accelerate the refranchising of its 33 Company-owned restaurants over the next 12 to 24 months. This will permit the Company to shift its resources and energy to the growth and viability of its franchise system, which is paramount to the Company’s success.

Chuck Mooty, Chairman of the Board, said, “I have a strong belief in our brand. Today’s announcement is about shifting our efforts and focus to the success of our dedicated franchisees. I believe that this singular perspective will be instrumental in re-energizing our system. The Board and our management’s long-term strategy is to deliver sustainable returns, and an avenue to accomplish this is by optimizing how current and future capital is deployed. We view refranchising as a critical initiative to create value for Famous Dave’s shareholders.”

Mike Lister, Chief Executive and Operating Officer, commented, “As we drive forward with this transformation, we believe tremendous opportunity lies ahead. By refranchising to existing and new franchisees who share our passion for our brand, it will enable our team to focus our efforts on food and beverage innovation, marketing, franchise operations, training, and development.”

About Famous Dave’s

Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of May 2, 2017, the Company owns 33 locations and franchises 135 additional units in 32 states, the Commonwealth of Puerto Rico, Canada, and the United Arab Emirates. Its menu features award-winning barbequed and grilled meats, a selection of salads, sandwiches, side items, and made-from-scratch desserts.

Forward-Looking Statements

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the Company’s SEC reports.

Contact:	Dexter Newman – Chief Financial Officer
952-294-1300